Exhibit 16.1

March 25, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 25, 2022, of BeiGene, Ltd. and are in agreement with the statements contained in the fourth and fifth paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China